Item 77 D-Policies with respect to securities investments

Redmont Resolute Fund

New Policy

The  Fund  pursues  its  objective  primarily  by  allocating its assets among (i) investment sub-advisers (the “Sub- Advisers”) who manage alternative or hedging investment strategies,  (ii)  other  open-end  funds,  closed-end  funds, or exchange-traded funds that use alternative or hedging strategies (collectively “underlying funds”), and (iii) derivatives, principally (though not limited to) total return swaps on reference pools of securities which may be managed by unaffiliated parties (“Underlying Pools”), for the purposes of seeking economic exposure to alternative or hedging strategies.

In addition  to  the  strategies  described  above,  the  Fund may invest in equity securities of issuers of any market capitalization in the U.S. or abroad, and in in fixed-income securities of any credit quality and maturity, including those with fixed or variable terms and those of defaulted/distressed issuers and bank loans.

In seeking exposure to certain derivatives, the Fund may invest up to 25% of its total assets in a wholly-owned subsidiary organized under the laws of the Cayman Islands (the “Subsidiary”). The Subsidiary, which will be managed by the Adviser, has the same investment objective as the Fund, and is expected to utilize a managed futures strategy or other strategies that may create unrelated business taxable income (UBTI) for tax-exempt institutions. The Subsidiary expects to invest in derivative instruments such as swaps, futures and forward contracts.

The hedging or alternative strategies to which the Fund seeks to provide exposure may include the use of short selling, options, futures, derivatives or similar instruments (whether directly or indirectly through the Fund’s investments in the Subsidiary), market neutral and arbitrage strategies, commodities or commodity-linked investments, leverage, and investments in distressed securities. These strategies attempt to exploit disparities or inefficiencies in the markets, geographical areas, and companies; take advantage of security mispricings or anticipated price movements; and/or benefit from cyclical themes or special situations or events. The Fund generally seeks to maintain net equity exposure ranging between ten percent (10%) to sixty percent (60%) of net assets. The remainder of the Fund’s exposure (i.e., other than net equity) is expected to come primarily from the direct or indirect investment in investment grade fixed income securities of varying maturities, cash, non-equity derivatives or similar instruments.

In selecting and weighting investment options, the Adviser seeks to identify strategies which, based on the investment styles and historical performance of the associated managers, have the potential, in the opinion of the Adviser, to perform independently of each other and achieve positive risk-adjusted returns in various market cycles.

The Subsidiary may invest without limitation in derivative instruments, but will otherwise be subject to the same fundamental investment limitations as the Fund. The Adviser may change the allocation of the Fund’s assets among the available investment options at any time.

Sub-Advisers

Each Sub-Adviser is responsible for the day-to-day management of its allocated portion of Fund assets. The Adviser has ultimate responsibility, subject to the oversight of the Board of Trustees of the Fund, to oversee the Sub-Advisers, and to recommend their hiring, termination and replacement. Currently, the Adviser has entered into sub- advisory agreements with Robeco Investment Management, Inc. (“RIM”),  PineBridge  Investments  LLC  (“PineBridge”) and Incline Global Management, LLC (“Incline Global”) for the Fund.

Underlying Funds

By investing in an underlying fund, the Fund becomes a shareholder of that underlying fund. As a result, the Fund’s shareholders will indirectly bear the Fund’s proportionate share of the fees and expenses paid by shareholders of the underlying fund, in addition to the fees and expenses the Fund’s shareholders directly bear in connection with the Fund’s own operations.

Swap Contracts on Underlying Pools

The Fund or the Subsidiary may enter into total return swaps, which are contracts with a brokerage firm or other financial institution (the swap counterparty) for periods ranging from a few days to multiple years. In a total return swap, the Fund or the Subsidiary agrees with the swap counterparty to “swap” the total return (including typically, income and capital gains distributions, principal prepayment, credit losses, etc.) of an underlying reference asset (such as an index, security or underlying pool of securities) in exchange for a regular payment, at a floating rate, at a fixed rate, or the total rate of return on another financial instrument. The Fund or the Subsidiary may take either position in a total return swap (i.e., receive or pay the total return on the underlying reference asset or index). The Fund or Subsidiary may, through such a total return swap, seek to access the returns of a single or multiple Underlying Pool(s) that use a single manager or multiple managers to execute strategies which the Adviser deems to be consistent with the Fund’s investment objective and principal investment strategies. Each Underlying Pool typically invests according to the alternative or hedging investment strategies described above.

Old Policy

The Fund pursues its objective primarily by allocating its assets among (i) investment sub-advisers (the "Sub-Advisers") who manage alternative or hedging investment strategies, (ii) other open-end investment companies, registered under the Investment Company Act of 1940, as amended (the "1940 Act") that use alternative or hedging strategies, and (iii) derivatives, principally total return swaps on reference pools of securities which may be managed by unaffiliated parties (“Underlying Pools”), for the purposes of seeking economic exposure to alternative or hedging strategies.  These three primary approaches to achieve exposure to alternative or hedging strategies will be collectively referred to as the "Underlying Investment Strategies" of the Fund.  The Fund may also invest in closed-end funds and exchange-traded funds, which also provide exposure to hedging or alternative strategies.  Collectively, the open-end funds, closed-end funds and exchange-traded funds in which the Fund may invest are referred to as "Underlying Funds.”

The hedging or alternative strategies to which the Fund's Underlying Investment Strategies seek to provide exposure may include, among other techniques, the use of short selling, options, futures, derivatives or similar instruments.  Alternative investment strategies may include, among others, long/short, market neutral and arbitrage strategies; commodities or commodity-linked investments; leverage; derivatives; distressed securities; and other investment techniques that are expected to achieve the Fund's investment objective.  These strategies are common hedge fund-type strategies and may attempt to exploit disparities or inefficiencies in the markets, geographical areas, and companies; take advantage of security mispricings or anticipated price movements; and/or benefit from cyclical themes or special situations or events (such as spin-offs or reorganizations).

The Adviser determines the allocation of the Fund's assets among the various Underlying Investment Strategies. In selecting and weighting investment options, the Adviser seeks to identify Underlying Investment Strategies which, based on the investment styles and historical performance of the associated managers, have the potential, in the opinion of the Adviser, to perform independently of each other and achieve positive risk-adjusted returns in various market cycles. This is referred to as "low correlation." The degree of correlation of any an Underlying Investment Strategy will, with other investment strategies and the market as a whole, vary as a result of market conditions and other factors. By allocating its assets among a number of investment options, the Fund seeks to provide exposure to a broad array of assets with less risk and lower volatility than if the Fund utilized a single Manager or a single strategy approach. The Adviser may change the allocation of the Fund's assets among the available investment options, and may add or remove Underlying Investment Strategies, at any time.

Sub-Advisers

Each Sub-Adviser is responsible for the day-to-day management of its allocated portion of Fund assets. The Adviser has ultimate responsibility, subject to the oversight of the Board of Trustees of the Fund, to oversee the Sub-Advisers, and to recommend their hiring, termination and replacement. The Adviser may hire and terminate Sub-Advisers in accordance with the terms of an exemptive order obtained by the Fund and the Adviser from the SEC, under which the Adviser is permitted, subject to supervision and approval of the Board of Trustees, to enter into and materially amend sub-advisory agreements without shareholder approval. Currently, the Adviser has entered into separate sub-advisory agreements with Robeco Investment Management, Inc. and PineBridge Investments LLC for the Fund.

Underlying Funds

Each Underlying Fund invests its assets in accordance with its investment strategy. As the Fund is a shareholder of each Underlying Fund, the Fund's shareholders will indirectly bear the Fund's proportionate share of the fees and expenses paid by shareholders of the Underlying Fund, in addition to the fees and expenses the Fund's shareholders directly bear in connection with the Fund's own operations. As a result, investments in the securities of Underlying Funds involve the duplication of advisory fees and certain other expenses.  The Fund may invest in Underlying Funds in excess of the limitations under the 1940 Act, pursuant to an exemptive order obtained by the Fund and the Adviser from the SEC.

Swap Contracts on Underlying Pools

Swap contracts, such as total return swaps, are contracts between the Fund and, typically, a brokerage firm or other financial institution (the swap counterparty) for periods ranging from a few days to multiple years.  In a basic swap transaction, the Fund and the swap counterparty agree to exchange the returns that would be earned or realized if the notional amount (i.e., the amount selected by the parties as the basis on which to calculate the obligations they have agreed to exchange) were invested in certain reference assets.  In a total return swap, the parties agree to “swap” the total return of an underlying reference asset (such as an index, security or underlying pool of securities) in exchange for a regular payment, at a floating rate, at a fixed rate, or the total rate of return on another financial instrument.  The Fund may take either position in a total return swap (i.e., the Fund may receive or pay the total return on the underlying reference asset or index).  The Fund may, through such a total return swap, seek to access the returns of a single or multiple Underlying Pool(s) that use a single manager or multiple managers to execute strategies which the Adviser deems to be consistent with the Fund’s investment objective and principal investment strategies.

In addition to Underlying Investment Strategies, the Adviser may invest the Fund's assets directly in the same manner as any Sub-Adviser in pursuit of the Fund's investment objective.  Investments generally include equity securities, fixed income securities and derivatives.

• In addition to the Underlying Investment Strategies, the Fund may invest in equity securities of issuers of any market capitalization in the U.S. or abroad, including convertible, private placement/restricted, initial public offering (“IPOs”) and emerging market securities, with certain exposures to non-U.S. issuers obtained through investments in American Depositary Receipts ("ADRs").

• The Fund may invest in fixed-income securities of any credit quality and maturity, including those with fixed or variable terms and those of defaulted/distressed issuers and bank loans. These securities can be rated below investment grade (i.e., “junk bonds”) and thus rated below Baa3 by Moody's, BBB- by S&P or BBB- by Fitch Ratings Ltd. or unrated and securities in default.

• The Fund may invest in derivatives, in addition to swap contracts whose value is derived from an Underlying Pool, which are financial instruments that have a value that depends upon, or is derived from, a reference asset, such as options, futures, indexes or currencies. The most common types of derivatives in which the Fund may invest are forwards, options, futures and swaps contracts. The Fund may invest in derivatives to hedge (or reduce) its exposure to a portfolio asset or risk, to obtain leverage for speculative purposes, to manage cash and/or as a substitute for taking a position in the reference asset or to gain exposure to certain asset classes, in which case the derivatives may have economic characteristics similar to those of the reference asset and the Fund's investment in the derivatives may be applied toward meeting a requirement to invest a certain percentage of its net assets in instruments with such characteristics.